EXHIBIT C
JOINT FILING AGREEMENT

Accommodations Acquisition Corporation and Vector Group Ltd. each hereby agrees, in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, that the Schedule 13D filed herewith, and any amendment thereto, relating to the shares of Common Stock, $.01 par value per share, of Morgans Hotel Group Co. are, and will be, filed jointly on behalf of such person. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Schedule.

Date:    August 12, 2011        ACCOMMODATIONS ACQUISITION CORPORATION

By: /s/ J. Bryant Kirkland III
Name:    J. Bryant Kirkland III
Title:    Vice President, Treasurer and Chief Financial Officer

VECTOR GROUP LTD.

By: /s/ J. Bryant Kirkland III
Name:    J. Bryant Kirkland III
Title:    Vice President, Treasurer and Chief Financial Officer